Exhibit 99.1

For Release Wednesday, November 19, 2008; 5:00 PM EST

CYBERONICS REPORTS STRONG SALES GROWTH AND PROFITABILITY
IN FISCAL 2009 SECOND QUARTER

Company Achieves 24% Sales Growth over Q2 FY08 and
Record Quarterly Operating Income

HOUSTON, Texas, November 19, 2008 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended October 24, 2008.

Quarterly highlights
Results for the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008 include:

•	Net sales of $36.0 million, a 24% increase from $28.9 million,
•	Net U.S. product sales attributable to the epilepsy indication increased by an estimated 32% to $28.6 million, unit sales grew by 11%,
•	Gross profit margin increased to 85.6% from 84.2%,
•	Adjusted net income of $3.74 million (excluding a gain of $4.61 million on early extinguishment of debt), and net income of $8.35 million compared with a net loss of $4.08 million.

As discussed below under “Use of Non-GAAP Financial Measure,” the company presents a non-GAAP financial measure, adjusted net income, in this release.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Sales
Worldwide sales for the second quarter of fiscal 2009 were $36.0 million compared to $28.9 million in the comparable period of fiscal 2008, representing an increase of 24%.  Product sales in the quarter attributable to the epilepsy indication were an estimated $35.0 million, a 28% increase, or $7.6 million, over the second quarter of fiscal 2008.  Product sales exclude income from licensing.

U.S. product sales attributable to the epilepsy indication increased to an estimated $28.6 million, compared with $21.7 million in the comparable period of fiscal 2008, an increase of $6.9 million, or 32%.  International sales increased by 12% in the second quarter of fiscal 2009 to $6.6 million, up from $5.9 million in the second quarter of the prior fiscal year, due primarily to pricing improvements, largely offset by the impact of foreign currency movements.

Sales for the six months ended October 24, 2008 were $69.8 million, an increase of $11.7 million, or 20%, when compared to the same period in fiscal 2008.  Product sales in the six-month period attributable to the epilepsy indication were an estimated $67.6 million, an increase of $13.4 million, or 25%, over the comparable period of fiscal 2008.

Gross profit
The gross profit for the second quarter of fiscal 2009 represented 85.6% of net sales compared to 84.2% in the second quarter of fiscal 2008.  This increase is primarily a result of higher production volumes and improved manufacturing efficiencies.

Operating expenses
Operating expenses were reduced by $1.6 million to $26.3 million for the second quarter of fiscal 2009 from the $28.0 million recorded in the comparable period of fiscal 2008 and were relatively unchanged from the first quarter of the current fiscal year.  Operating expenses for the quarter ended October 24, 2008 included $2.6 million for stock-based compensation, materially unchanged from the comparable period of fiscal 2008.

For the six-month period ended October 24, 2008, operating expenses totaled $52.5 million, a reduction of $6.9 million over the same period of fiscal 2008.

Operating income
For the fourth consecutive quarter, the company reported operating income.  During the second quarter of fiscal 2009, the company’s income from operations was $4.5 million compared with a loss from operations of $3.6 million in the comparable period of fiscal 2008.  This operating profit is the highest ever recorded by the company.

For the six-month period ended October 24, 2008, income from operations of $7.3 million compared to a loss from operations of $11.5 million in the same period of fiscal 2008.

Debt repurchase / other income
During the recently completed quarter, the company repurchased $40.4 million of its outstanding convertible debt for a total consideration of $34.9 million, and recorded a net gain of $4.6 million, including the impact of the accelerated amortization of deferred issuance costs.

Net income
The company reported net income of $8.3 million, or $0.14 per diluted share, for the second quarter, compared with a net loss of $4.1 million, or $0.15 per share, in the second quarter of fiscal 2008.  Although the gain on early extinguishment of the convertible debt is included in the calculation of net income, as per the applicable accounting rules it is excluded from the calculation of net income per diluted share.

Balance sheet and cash flow
The company generated positive operating cash flow of $4.0 million during the quarter.  The overall decrease of $31.8 million in cash to $69.3 million in the recently completed quarter resulted primarily from the repurchase of convertible debt referenced above.

Results and objectives
“Fiscal 2009 performance continues to be strong,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Our financial results have improved in each of the last six quarters.  The company again recorded operating income, positive cash flow from operations and net income.  Our core U.S. epilepsy business showed excellent growth, with revenues increasing by an estimated 32% over the prior year.

“Over the last 12 months, we estimate that approximately 3,600 new patients have chosen VNS Therapy™ in the U.S. market, and approximately 5,700 worldwide.  In addition, over 2,600 patients worldwide have replaced their VNS generator upon depletion of its battery during this time period.  Our estimate is that over 70% of patients are replacing their generator, an extraordinary statement as to the benefits of VNS Therapy for people with epilepsy.  Further, there are many patients electing to receive a third generator.

“We continue to believe that both the U.S. and international epilepsy markets represent significant opportunities for the company to realize consistent growth in both sales and earnings in the coming years,” Mr. Moore continued.  “Specifically, the Cyberonics team is dedicated to development efforts to improve the efficacy of VNS Therapy for epilepsy, with particular attention to research efforts around seizure detection and stimulation parameters.

“The company has recently appointed new general managers for Europe and Latin America.  Regional management is now complete worldwide, and our international priority is now clearly focused on obtaining appropriate approvals in Japan.”

Mr. Moore concluded, “We are maintaining our longer term goals for our epilepsy business, which include consistent annual unit growth in the range of 10% to 20% and the achievement of an operating margin of 25% by fiscal 2011.  Further, the ongoing improvement to our balance sheet provides us with the flexibility to achieve sustained increases in shareholder value.  The management and staff of Cyberonics remain focused on executing our strategic plan around epilepsy.  We are proud of the improvement in financial results accomplished by the entire Cyberonics team over the last six quarters.”

Fiscal 2009 guidance
Based on our first half performance, Cyberonics is increasing its previously provided sales guidance to between $136 million and $140 million.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Use of Non-GAAP Financial Measure
Management has disclosed a financial measurement in this press announcement that present financial information that is not in accordance with Generally Accepted Accounting Principles (GAAP).  This measurement is not a substitute for GAAP measurements, although company management uses this measurement as an aid in monitoring the company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies.  Non-GAAP net income measures the income of the company excluding the gain on early extinguishment of the company’s convertible debt, which is considered by management to be outside of the normal on-going operations of the company.  Management uses and presents non-GAAP net income because management believes that in order to properly understand the company’s short and long-term financial trends, the impact of this unusual item should be eliminated from on-going operating activities.  Management also uses non-GAAP net income to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Fiscal Year 2009 Second Quarter Results Conference Call Instructions

A conference call to discuss fiscal year 2009 second quarter results will be held at 9:00 AM EST on Thursday, November 20, 2008.  To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 71901126; the leader is Dan Moore.  Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EST on Thursday, November 20, 2008.  A replay of the conference call will be available approximately two hours after the completion of the live call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.).  The replay conference ID access code is 71901126.  The replay will be available for one week on the above number, and subsequently on the Company’s website for a period of six months.

About VNS Therapy™ and Cyberonics

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy™ System, which is FDA-approved for the treatments of epilepsy and depression.  The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning consistent growth in our net sales and income in the coming years, improving the efficacy of VNS Therapy™ for epilepsy, successfully developing a product capable of seizure detection and improving efficacy with new stimulation parameters, obtaining regulatory approvals in Japan, achievement of consistent unit growth of 10% to 20%, an operating margin of 25% by fiscal 2011, sustained increases in shareholder value, fiscal 2009 sales of $136 million to $140 million, and positive income in fiscal 2009.  Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 25, 2008, and Quarterly Report on Form 10-Q for the quarterly period ended July 25, 2008.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

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CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

	October 24, 2008	April 25, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$69,340,855	$91,058,692
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	20,155,709	20,039,832
Inventories	12,580,660	12,829,710
Other current assets	1,991,727	2,108,185
Total Current Assets	105,068,951	127,036,419
Property and equipment, net and Other assets	7,400,495	9,194,668
Total Assets	$112,469,446	$136,231,087

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities	$15,718,060	$17,287,952

Long-Term Liabilities:
Convertible Notes	84,650,000	125,000,000
Deferred license revenue and other	8,413,214	9,166,440
Total Long Term Liabilities	93,063,214	134,166,440
Total Liabilities	108,781,274	151,454,392

Stockholders' equity (deficit)	3,688,172	(15,223,305)
Total Liabilities and Stockholders' Equity (Deficit)	$112,469,446	$136,231,087

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	October 24, 2008	October 26, 2007	October 24, 2008	October 26, 2007

Net sales	$36,031,971	$28,946,696	$69,763,829	$58,022,165
Cost of sales	5,177,800	4,576,104	9,994,562	10,127,871
Gross Profit	30,854,171	24,370,592	59,769,267	47,894,294

Operating Expenses:
Selling, general and administrative	21,531,424	22,092,842	43,056,191	47,217,935
Research and development	4,806,220	5,886,095	9,414,395	12,193,818

Total Operating Expenses	26,337,644	27,978,937	52,470,586	59,411,753
Income (loss) from Operations	4,516,527	(3,608,345)	7,298,681	(11,517,459)

Interest income	433,646	1,032,800	941,933	2,150,031
Interest expense	(929,018)	(1,402,789)	(2,090,668)	(2,799,996)
Gain on early extinguishment of debt	4,612,845	––	4,612,845	––
Other (expense), net	(162,494)	(83,664)	(145,260)	(41,098)

Income (loss) before income tax	8,471,506	(4,061,998)	10,617,531	(12,208,522)
Income tax expense	121,304	15,342	214,528	32,281

Net income (loss)	$8,350,202	$(4,077,340)	$10,403,003	$(12,240,803)

Basic income (loss) per share	$0.31	$(0.15)	$0.39	$(0.46)
Diluted income (loss) per share	$0.14	$(0.15)	$0.23	$(0.46)

Shares used in computing basic income (loss) per share	26,680,551	26,529,485	26,550,667	26,441,601
Shares used in computing diluted income (loss) per share	27,516,723	26,529,485	27,632,656	26,441,601

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(Unaudited)

	For the Thirteen Weeks Ended	For the Twenty-Six Weeks Ended
	October 24, 2008	October 24, 2008

Net Income	$8,350,202	$10,403,003

Gain on early extinguishment of debt adjusted for tax impact, net	(4,614,251)	(4,617,062)

Adjusted Net Income	$3,735,951	$5,785,941